Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-211840) and the Registration Statement on Form F-3 (No. 333-213781) of Höegh LNG Partners LP of our reports dated April 6, 2017, with respect to the consolidated and combined carve-out financial statements and schedule of Höegh LNG Partners LP and the combined financial statements of SRV Joint Gas Ltd. and SRV Joint Gas Two Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young AS

Oslo, Norway

April 6, 2017